Exhibit 99.2

THE TRANSACTIONS

GENERAL

On May 22, 2006, RBS Global, Inc. (the “Company”) entered into an agreement and plan of merger (the “merger agreement”) with Chase Acquisition I, Inc. (“Holdings”), Chase Merger Sub, Inc., a wholly-owned subsidiary of Holdings (the “merger sub”), and TC Group, L.L.C. Holdings and the merger sub were formed and are controlled by Apollo Management, L.P. (together with its affiliates, “Apollo”). Pursuant to the merger agreement, (i) the merger sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Holdings, and (ii) affiliates of The Carlyle Group (our chief equity sponsor) and certain of our other securityholders will receive cash consideration of approximately $1,012.8 million, subject to adjustment as provided in the merger agreement. We refer herein to such merger and payment of merger consideration as the “Acquisition.” Upon consummation of the Acquisition, substantially all of the outstanding common stock of Holdings will be owned by Apollo.

The Acquisition and the payment of the tender offer consideration and the consent payment will be financed by:

•	debt financing in the aggregate principal amount of $1,420 million; and

•	a cash equity investment of approximately $475 million in Holdings by affiliates of Apollo.

The amount of such cash equity investment will be adjusted based on estimated purchase price adjustments and will be reduced by the number of shares of the Company’s common stock (the “rollover shares”) and the number of options to purchase shares of the Company’s common stock (the “rollover options”) that, pursuant to the merger agreement, the Company issues to certain holders of its outstanding stock options.

As used herein, the term “Transactions” means, collectively, the Acquisition, the debt financing referred to above (assuming repurchase of all outstanding Notes) and the payment of fees and expenses in connection with the Acquisition, the debt financing and this tender offer. This Statement shall not constitute an offer to sell any securities.

Sources and Uses

The following table sets forth the estimated sources and uses of the funds for the Transactions, assuming the Transactions closed on March 31, 2006. The actual amounts may differ at the actual closing date of the Transactions depending on a number of factors, including the final purchase price adjustments and the fees and expenses incurred in connection with the transactions contemplated by the purchase agreement.

Sources of funds:		Uses of funds:
(in millions)		(in millions)
Revolving Credit Facility(1)	$—	Purchase Price(3)	$1,012.8
New Debt Financing Contributed Equity(2)	1,420.0 475.0	Repurchases and Repayment of Existing Debt(4)	788.4
		Estimated Fees and Expenses(5)	93.8

Total sources of funds	$1,895.0	Total uses of funds	$1,895.0

(1)	We expect that our new debt financing will include a revolving credit facility with borrowing availability of $125.0 million (subject to $12.5 million in letters of credit that we expect will be outstanding on the closing date of the Transactions). Amounts available under the revolving credit facility will be used for permitted capital expenditures and permitted acquisitions, to provide for the ongoing working capital requirements of our subsidiaries and for general corporate purposes.
(2)	Consists of the issuance of $475 million of Holdings’ common stock to affiliates of Apollo. The amount of such equity cash investment will be adjusted based on estimated purchase price adjustments and will be reduced by the number of rollover shares and rollover options that, pursuant to the merger agreement, the Company issues to certain holders of its outstanding stock options.
(3)	We estimate that the net proceeds from the Transactions to our existing stockholders will be approximately $1,012.8 million, subject to adjustments set forth in the merger agreement.
(4)	In connection with the Transactions, (i) we expect to repurchase all or substantially all of the Notes pursuant to the Tender Offer and (ii) we will repay the $524 million in outstanding term loans under our existing credit agreement. The amount shown in the table above includes estimated tender premiums and consent payments payable to holders of the Notes (assuming that all of the outstanding Notes are repurchased pursuant to the Tender Offer) and accrued but unpaid interest on the existing Notes and borrowings under our existing credit agreement.

(5)	Reflects discounts, fees, and expenses payable by us in connection with the Transactions, including the financing fees, advisory fees and other transaction costs and professional fees.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2006 both on a historical basis and on a pro forma basis after giving effect to the Transactions. You should read this table in conjunction with “—Sources and Uses” above and the consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended March 31, 2006 incorporated by reference in this Statement.

	As of March 31, 2006
	Actual	Pro Forma
	(in millions)
Cash and cash equivalents, excluding restricted cash	$22.5	$22.5

Long-term debt, including current portion:
Revolving credit facility(1)	$—	$—
New debt financing	—	1,420.0
Other(2)	753.7	4.7

Total long-term debt, including current portion	753.7	1,424.7
Total stockholders’ equity(3)	441.1	475.0

Total capitalization	$1,194.8	$1,899.7

(1)	On the closing date of the Transactions, we expect that our new debt financing will include a revolving credit facility with borrowing availability of $125.0 million (subject to $12.5 million in letters of credit that we expect will be outstanding on the closing date of the Transactions). Amounts available under the revolving credit facility will be used for permitted capital expenditures and permitted acquisitions, to provide for the ongoing working capital requirements of our subsidiaries and for general corporate purposes.
(2)	Assumes repurchases of all of the outstanding Notes pursuant to the Tender Offer.
(3)	Adjusted amount consists of the issuance of $475 million of Holdings’ common stock to affiliates of Apollo. The amount of such equity cash investment will be adjusted based on estimated purchase price adjustments and will be reduced by the number of rollover shares and rollover options that, pursuant to the merger agreement, the Company issues to certain holders of its outstanding stock options.